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                                                           OMB APPROVAL
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                     U.S. SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                     FORM 4

                  STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP

     Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,
       Section 17(a) of the Public Utility Holding Company Act of 1935 or
               Section 30(f) of the Investment Company Act of 1940

[_] Check box if no longer subject of Section 16. Form 4 or Form 5 obligations may continue. See Instruction 1(b).

(Print or Type responses)
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1.   Name and Address of Reporting Person*

     AIP, LLC
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   (Last)                           (First)             (Middle)

     885 Third Avenue, 34th Floor
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                                    (Street)

     New York                   NY                      10022
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   (City)                           (State)              (Zip)

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2.   Issuer Name and Ticker or Trading Symbol

     HAWAIIAN HOLDINGS, INC. (HA)
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3.   IRS Identification Number of Reporting Person, if an Entity (Voluntary)


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4.   Statement for Month/Day/Year

     August 29, 2002
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5.   If Amendment, Date of Original (Month/Day/Year)


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6.   Relationship of Reporting Person to Issuer
     (Check all applicable)

     [_]  Director                             [X]  10% Owner
     [_]  Officer (give title below)           [_]  Other (specify below)


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7.   Individual or Joint/Group Filing (Check applicable line)

     [X]  Form filed by one Reporting Person
     [_]  Form filed by more than one Reporting Person
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           TABLE I -- NON-DERIVATIVE SECURITIES ACQUIRED, DISPOSED OF,
                             OR BENEFICIALLY OWNED
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                                                                                                                6.
                                                                 4.                              5.             Owner-
                                                                 Securities Acquired (A) or      Amount of      ship
                                                    3.           Disposed of (D)                 Securities     Form:     7.
                                                    Transaction  (Instr. 3, 4 and 5)             Beneficially   Direct    Nature of
                                 2.                 Code         ------------------------------- Owned at End   (D) or    Indirect
1.                               Transaction        (Instr. 8)                   (A)             of Month       Indirect  Beneficial
Title of Security                Date               ------------                 or              (Instr. 3      (I)       Ownership
(Instr. 3)                       (Month/Day/Year)    Code      V     Amount      (D)    Price     and 4)        (Instr.4) (Instr. 4)
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Common Stock, Par Value
$.01 Per Share                                                                                    14,159,403    Direct
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Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.
*    If the Form is filed by more than one  Reporting  Person,  see  Instruction
     4(b)(v).

            POTENTIAL PERSONS WHO ARE TO RESPOND TO THE COLLECTION OF
         INFORMATION CONTAINED IN THIS FORM ARE NOT REQUIRED TO RESPOND
             UNLESS THE FORM DISPLAYS A CURRENTLY VALID OMB NUMBER.
                                                                          (Over)
                                                                 SEC 1474 (3/99)

TABLE II -- DERIVATIVE SECURITIES ACQUIRED, DISPOSED OF, OR BENEFICIALLY OWNED
         (E.G., PUTS, CALLS, WARRANTS, OPTIONS, CONVERTIBLE SECURITIES)
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                                                                                                                    10.
                                                                                                          9.        Owner-
                                                                                                          Number    ship
                                                                                                          of        Form
                    2.                                                                                    Deriv-    of
                    Conver-                    5.                              7.                         ative     Deriv-   11.
                    sion                       Number of                       Title and Amount           Secur-    ative    Nature
                    or                         Derivative    6.                of Underlying     8.       ities     Secur-   of
                    Exer-             4.       Securities    Date              Securities        Price    Bene-     ity:     In-
                    cise     3.       Trans-   Acquired (A)  Exercisable and   (Instr. 3 and 4)  of       ficially  Direct   direct
                    Price    Trans-   action   or Disposed   Expiration Date   ----------------  Deriv-   Owned     (D) or   Bene-
1.                  of       action   Code     of(D)         (Month/Day/Year)            Amount  ative    at End    In-      ficial
Title of            Deriv-   Date     (Instr.  (Instr. 3,    ----------------            or      Secur-   of        direct   Owner-
Derivative          ative    (Month/  8)       4 and 5)      Date     Expira-            Number  ity      Month     (I)      ship
Security            Secur-   Day/     ------   ------------  Exer-    tion               of      (Instr.  (Instr.   (Instr.  (Instr.
(Instr. 3)          ity      Year)    Code V    (A)   (D)    cisable  Date     Title     Shares  5)       4)        4)       4)
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Explanation of Responses:

AIP, LLC (THE "REPORTING PERSON") IS FILING TO REPORT THE SUCCESSION OF OWNERSHIP OF SHARES OF HAWAIIAN AIRLINES, INC. ("HAWAIIAN") PREVIOUSLY HELD BY AIRLINE INVESTORS PARTNERSHIP, L.P. ("AIP") PURSUANT TO THE NONREPORTABLE AND EXEMPT TRANSACTION DESCRIBED HEREIN. ON AUGUST 29, 2002, UPON COMPLETION OF THE REORGANIZATION (THE "REORGANIZATION") OF HAWAIIAN INTO A DELAWARE HOLDING COMPANY, WHEREBY HAWAIIAN BECAME A WHOLLY OWNED SUBSIDIARY OF HAWAIIAN HOLDINGS, INC. ("HOLDINGS") AND THE SHAREHOLDERS OF HAWAIIAN BECAME SHAREHOLDERS OF HOLDINGS ON A ONE TO ONE BASIS, HOLDINGS BECAME THE SUCCESSOR ISSUER OF HAWAIIAN. IN ACCORDANCE WITH THE AGREEMENT AND PLAN OF MERGER, DATED AS OF MAY 2, 2002, BY AND AMONG HOLDINGS, AIP GENERAL PARTNER, INC., AIP MERGER SUB, INC. AND AIP, INC., AIP WAS DISSOLVED AND THE REPORTING PERSON RECEIVED A NUMBER OF SHARES OF HOLDINGS COMMON STOCK EQUAL TO THE NUMBER OF SHARES OF HAWAIIAN COMMON STOCK HELD BY AIP IMMEDIATELY PRIOR THERETO.


AIP, LLC


          /s/ John A. Adams                                  September 9, 2002
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Name:    John W. Adams
Title:   Managing Member

** Intentional misstatements or omissions of facts constitute Federal Criminal Violations.
       See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

Note: File three copies of this Form, one of which must be manually signed. If space provided is insufficient, see Instruction 6 for procedure.

Potential persons who are to respond to the collection of information contained in this form are not required to respond unless the form displays a currently valid OMB number.
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